Exhibit 99.1

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2012

•	Q3 2012 total revenues of $66.6 million; YTD 2012 total revenues of $187.3 million
•	Q3 2012 net income of $6.6 million, or $0.18 per basic share
•	YTD 2012 net income of $7.4 million, or $0.21 per basic share
•	FY 2012 guidance reaffirmed: total revenues of $280 to $300 million and net income of $15 to $25 million

ROCKVILLE, MD, November 1, 2012—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the third quarter and nine months ended September 30, 2012.

Total revenues for Q3 and the first nine months of 2012 were $66.6 million and $187.3 million, respectively.  Net income for Q3 2012 was $6.6 million, or $0.18 per basic share.  Net income for the first nine months of 2012 was $7.4 million or $0.21 per basic share.  The year-to-date 2012 net income included a one-time, non-cash charge of $9.6 million related to impairment of in-process research and development associated with the SBI-087 product candidate, which was being developed by Pfizer, related to Pfizer's termination of its SBI-087 development programs.

The company also reaffirmed its full year 2012 guidance for total revenues of $280 to $300 million and net income of $15 to $25 million.

Q3 Operational Accomplishments

•	Completed manufacture of BioThrax® (Anthrax Vaccine Adsorbed) consistency lots in Building 55;
•	Secured BARDA contract option to further advance the development of PreviThrax™ (Recombinant Protective Antigen Anthrax Vaccine, Purified); and
•	Completed phase 1b comparative study evaluating TRU-016 in combination with bendamustine and rituximab in relapsed indolent non-Hodgkin's lymphoma.

Daniel J. Abdun-Nabi, president and chief executive officer of Emergent BioSolutions, said, "We are pleased with our third quarter and year-to-date performance.  We are executing against all of our financial and operational goals and are on track to achieve the milestones we set out for the year."

Financial Results

Product Sales
For Q3 2012, product sales were $54 million, an increase of $10.3 million from Q3 2011.  This increase was due to increased doses of BioThrax delivered under our CDC contract.

For the first nine months of 2012, product sales were $141.5 million, an increase from $120.7 million in the comparable period of 2011.  This increase was primarily due to an increase in doses of BioThrax delivered, partially offset by a lower sales price per dose.  Product sales revenues for the nine month period of 2012 included BioThrax sales to CDC of $141.1 million.

Contracts and Grants Revenues
For Q3 2012, contracts and grants revenues were $12.6 million, a decrease from $15.1 million from Q3 2011.  This decrease was primarily due to decreased activity and associated revenue related to the timing of work performed under the company's development contracts.

For the nine month period of 2012, contracts and grants revenues were $45.8 million, an increase from $44.7 million in the comparable period of 2011.  This increase was primarily due to increased activity and associated revenue from the company's development contracts.

Cost of Product Sales
For Q3 2012, cost of product sales was $10.2 million, a decrease from $10.7 million for Q3 2011.  This decrease was primarily attributable to a decrease in the cost per BioThrax dose sold.

For the nine month period of 2012, cost of product sales was $30.9 million, an increase from $27.8 million in the comparable period of 2011.  This increase was primarily attributable to the increase in the number of BioThrax doses delivered.

Research and Development
For Q3 2012, research and development expenses were $27.4 million, a decrease from $29.2 million for Q3 2011.  Net of development contracts and grants revenue along with the net loss attributable to non-controlling interests, research and development expenses were $13.8 million for Q3 2012, an increase from $12.4 million for the comparable period in 2011.

For the nine month period of 2012, research and development expenses were $84.3 million, a decrease from $95.5 million in the comparable period of 2011.  This decrease primarily reflects lower contract service and personnel-related costs.  Net of development contracts and grants revenue along with the net loss attributable to non-controlling interests, research and development expenses for the nine month period of 2012 were $34.3 million, a decrease from $45.6 million for the comparable period in 2011.

Selling, General and Administrative
For Q3 2012, selling, general and administrative expenses were $19.2 million, an increase from $17.4 million for Q3 2011.  This increase was primarily due to increased personnel and professional services.

For the nine month period of 2012, selling, general and administrative expenses were $56.5 million, an increase from $56 million in the comparable period of 2011.

Financial Condition and Liquidity
Cash and cash equivalents combined with investments at September 30, 2012 was $197.9 million, compared to $145.9 million at December 31, 2011.  Additionally, at September 30, 2012, the accounts receivable balance was $17.1 million, which is comprised primarily of unpaid amounts due from the US government.

Forecast: Full Year 2012
For full year 2012, the company is reaffirming its forecast of total revenues of $280 to $300 million, split between product sales of $220 to $230 million and contracts and grants revenue of $60 to $70 million.  The company also reaffirms its forecast of net income of $15 to $25 million.

Conference Call and Webcast
Company management will host a conference call at 8:00 AM Eastern on November 1, 2012 to discuss these financial results.  The conference call will be accessible by dialing 888/679-8037 or 617/213-4849 (international) and providing passcode 34805828.  A webcast of the conference call will be accessible from the company's website at www.emergentbiosolutions.com, under "Investors".  A replay of the conference call will be accessible, approximately two hours following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using passcode 51609046.  The replay will be available through November 8, 2012.  The webcast will be archived on the company's website, www.emergentbiosolutions.com, under "Investors".

About Emergent BioSolutions Inc.
Emergent BioSolutions is a specialty pharmaceutical company seeking to protect and enhance life by offering specialized products to healthcare providers and governments to address medical needs and emerging health threats.  Additional information about us may be found at www.emergentbiosolutions.com.

Follow us on twitter: @emergentbiosolu.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including our expected revenue growth and net income, and any other statements containing the words "believes", "expects", "anticipates", "intends", "plans", "estimates" and similar expressions, are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts; our plans to pursue label expansions and improvements for BioThrax®; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; our ability to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; the success of our ongoing and planned development programs; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; and our commercialization, marketing and manufacturing capabilities and strategy. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

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Investor Contact
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

Financial Statements Follow

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2012	2011
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$197,901	$143,901
Investments	-	1,966
Accounts receivable	17,085	74,153
Inventories	18,245	14,661
Deferred tax assets, net	327	1,735
Income tax receivable, net	9,618	9,506
Restricted cash	-	220
Prepaid expenses and other current assets	9,759	8,276
Total current assets	252,935	254,418

Property, plant and equipment, net	232,310	208,973
In-process research and development	41,800	51,400
Goodwill	5,502	5,502
Assets held for sale	-	11,765
Deferred tax assets, net	6,728	13,999
Other assets	750	807

Total assets	$540,025	$546,864

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,348	$40,530
Accrued expenses and other current liabilities	1,332	1,170
Accrued compensation	16,170	20,884
Contingent value rights, current portion	-	1,748
Long-term indebtedness, current portion	4,148	5,360
Deferred revenue	1,574	1,362
Total current liabilities	50,572	71,054

Contingent value rights, net of current portion	-	3,005
Long-term indebtedness, net of current portion	58,866	54,094
Other liabilities	2,175	1,984
Total liabilities	111,613	130,137

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 36,237,537 shares issued and 36,139,937 shares outstanding at September 30, 2012; 36,002,698 shares issued and outstanding at December 31, 2011	36	36
Additional paid-in capital	228,080	220,654
Treasury stock, at cost, 97,600 common shares at September 30, 2012	(1,457)	-
Accumulated other comprehensive loss	(3,901)	(3,313)
Retained earnings	204,286	196,869
Total Emergent BioSolutions Inc. stockholders' equity	427,044	414,246
Noncontrolling interest in subsidiaries	1,368	2,481
Total stockholders' equity	428,412	416,727
Total liabilities and stockholders' equity	$540,025	$546,864

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended
	September 30,
	2012	2011
	(Unaudited)
Revenues:
Product sales	$54,011	$43,663
Contracts and grants	12,581	15,099
Total revenues	66,592	58,762

Operating expense:
Cost of product sales	10,230	10,706
Research and development	27,390	29,216
Selling, general and administrative	19,155	17,432
Income from operations	9,817	1,408

Other income (expense):
Interest income	55	22
Interest expense	-	-
Other income (expense), net	(16)	37
Total other income (expense)	39	59

Income before provision for income taxes	9,856	1,467
Provision for income taxes	4,236	1,604
Net income (loss)	5,620	(137)
Net loss attributable to noncontrolling interest	997	1,686
Net income attributable to Emergent BioSolutions Inc.	$6,617	$1,549

Income per share - basic	$0.18	$0.04
Income per share - diluted	$0.18	$0.04

Weighted-average number of shares - basic	36,202,801	35,855,217
Weighted-average number of shares - diluted	36,670,094	36,447,933

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Nine Months Ended
	September 30,
	2012	2011
	(Unaudited)
Revenues:
Product sales	$141,529	$120,739
Contracts and grants	45,753	44,697
Total revenues	187,282	165,436

Operating expense:
Cost of product sales	30,927	27,843
Research and development	84,281	95,456
Selling, general and administrative	56,542	56,028
Impairment of in-process research and development	9,600	-
Income (loss) from operations	5,932	(13,891)

Other income (expense):
Interest income	103	81
Interest expense	-	-
Other income (expense), net	1,745	(9)
Total other income (expense)	1,848	72

Income (loss) before provision for (benefit from) income taxes	7,780	(13,819)
Provision for (benefit from) income taxes	4,639	(3,032)
Net income (loss)	3,141	(10,787)
Net loss attributable to noncontrolling interest	4,276	5,149
Net income (loss) attributable to Emergent BioSolutions Inc.	$7,417	$(5,638)

Income (loss) per share - basic	$0.21	$(0.16)
Income (loss) per share - diluted	$0.20	$(0.16)

Weighted-average number of shares - basic	36,144,242	35,552,900
Weighted-average number of shares - diluted	36,424,630	35,552,900

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
	Nine Months Ended
	September 30,
	2012	2011
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$3,141	$(10,787)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Stock-based compensation expense	8,417	7,911
Depreciation and amortization	7,679	6,926
Deferred income taxes	8,679	11,937
Non-cash development expenses from joint ventures	3,163	4,263
Change in fair value of contingent value rights	(3,005)	1,325
Impairment of in-process research and development	9,600	-
Impairment of long-lived assets	-	676
Excess tax benefits from stock-based compensation	1,485	(1,502)
Other	(39)	60
Changes in operating assets and liabilities:
Accounts receivable	57,006	(9,705)
Inventories	(3,584)	(5,257)
Income taxes	(1,597)	(15,760)
Prepaid expenses and other assets	(1,544)	132
Accounts payable	(3,495)	(278)
Accrued expenses and other liabilities	301	(194)
Accrued compensation	(4,790)	(9,350)
Deferred revenue	212	(5,143)
Net cash provided by (used in) operating activities	81,629	(24,746)
Cash flows from investing activities:
Purchases of property, plant and equipment	(40,943)	(34,153)
Proceeds from sale of assets	11,765	-
Proceeds from maturity of investments	1,966	3,750
Purchase of investments	-	(5,220)
Net cash used in investing activities	(27,212)	(35,623)
Cash flows from financing activities:
Proceeds from borrowings on long-term indebtedness	12,946	21,298
Issuance of common stock subject to exercise of stock options	495	8,836
Excess tax benefits from stock-based compensation	(1,485)	1,502
Principal payments on long-term indebtedness	(9,386)	(14,931)
Contingent value right payment	(1,748)	-
Purchase of treasury stock	(1,457)	-
Release of restricted cash deposit	220	-
Net cash provided by (used in) financing activities	(415)	16,705

Effect of exchange rate changes on cash and cash equivalents	(2)	(9)

Net increase (decrease) in cash and cash equivalents	54,000	(43,673)
Cash and cash equivalents at beginning of period	143,901	169,019
Cash and cash equivalents at end of period	$197,901	125,346